EXECUTION COPY

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                        AGREEMENT AND PLAN OF MERGER



                       Dated as of December 15, 1997,



                                  between



                        BETHLEHEM STEEL CORPORATION




                                    And



                                LUKENS INC.


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                                                             Contents, p. 1


                                                                       Page


                             TABLE OF CONTENTS


                                                                       Page

                                 ARTICLE I

                                 The Merger

SECTION 1.01.   The Merger.......................................      2
SECTION 1.02.   Closing..........................................      2
SECTION 1.03.   Effective Time...................................      2
SECTION 1.04.   Effects of the Merger............................      2
SECTION 1.05.   Certificate of Incorporation
                  and By-laws....................................      2
SECTION 1.06.   Directors........................................      3
SECTION 1.07.   Officers.........................................      3


                                 ARTICLE II

                 Effect of the Merger on the Capital Stock
                      of the Constituent Corporations

SECTION 2.01.   Effect on Capital Stock..........................      3
SECTION 2.02.   Cash Elections...................................      7
SECTION 2.03.   Proration........................................      8
SECTION 2.04.   Exchange of Certificates.........................     10


                                ARTICLE III

                       Representations and Warranties

SECTION 3.01.   Representations and Warranties of the Company....     15
SECTION 3.02.   Representations and Warranties of Bethlehem......     34


                                 ARTICLE IV

                 Covenants Relating to Conduct of Business

SECTION 4.01.   Conduct of Business..............................     42
SECTION 4.02.   No Solicitation..................................     45


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                                                             Contents, p. 2


                                                                       Page

                                 ARTICLE V

                           Additional Agreements

SECTION 5.01.   Preparation of the Form S-4 and the
                  Proxy Statement/Prospectus;
                  Company Shareholders Meeting...................     48
SECTION 5.02.   Letters of the Company's Accountants.............     48
SECTION 5.03.   Letters of Bethlehem's Accountants...............     49
SECTION 5.04.   Access to Information;
                  Confidentiality................................     49
SECTION 5.05.   Reasonable Efforts...............................     49
SECTION 5.06.   Employee Matters.................................     50
SECTION 5.07.   Employee Stock Options...........................     52
SECTION 5.08.   Rights Agreement.................................     53
SECTION 5.09.   Continuance of Existing Indemnification
                  Rights.........................................     53
SECTION 5.10.   Fees and Expenses................................     55
SECTION 5.11.   Public Announcements.............................     56
SECTION 5.12.   Affiliates.......................................     56
SECTION 5.13.   Stock Exchange Listings..........................     56
SECTION 5.14.   Shareholder Litigation...........................     56
SECTION 5.15.   Merger Sub.......................................     57


                                 ARTICLE VI

                            Conditions Precedent

SECTION 6.01.   Conditions to Each Party's Obligation
                  To Effect the Merger...........................     57
SECTION 6.02.   Conditions to Obligations of Bethlehem
                  and Merger Sub.................................     58
SECTION 6.03.   Conditions to Obligation of the
                  Company........................................     59


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                                                             Contents, p. 3


                                                                       Page

                                ARTICLE VII

                     Termination, Amendment and Waiver

SECTION 7.01.   Termination......................................     60
SECTION 7.02.   Effect of Termination............................     61
SECTION 7.03.   Amendment........................................     62
SECTION 7.04.   Extension; Waiver................................     62
SECTION 7.05.   Procedure for Termination, Amendment,
                  Extension or Waiver............................     62

                                ARTICLE VIII

                             General Provisions

SECTION 8.01.   Nonsurvival of Representations and
                  Warranties.....................................     62
SECTION 8.02.   Notices..........................................     63
SECTION 8.03.   Definitions......................................     64
SECTION 8.04.   Interpretation...................................     65
SECTION 8.05.   Counterparts.....................................     65
SECTION 8.06.   Entire Agreement; No Third-Party
                  Beneficiaries..................................     65
SECTION 8.07.   Governing Law....................................     65
SECTION 8.08.   Assignment.......................................     66
SECTION 8.09.   Disclosure Schedules.............................     66
SECTION 8.10.   Severability.....................................     66
SECTION 8.11.   Enforcement......................................     66

EXHIBIT A       Affiliate Letter

                    AGREEMENT AND PLAN OF MERGER dated as of
               December 15, 1997, between BETHLEHEM STEEL
               CORPORATION, a Delaware corporation
               ("Bethlehem"), and LUKENS INC., a Delaware corporation (the "Company").


          WHEREAS, the respective Boards of Directors of Bethlehem and the Company have approved the merger of a subsidiary of Bethlehem with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned by the Company and other than Dissenting Shares (as defined in Section 2.01(e)), will be converted into the right to receive, at the election of the holder thereof and subject to the terms hereof, shares of Common Stock, par value $1.00 per share, of Bethlehem ("Bethlehem Common Stock") or cash, and each issued and outstanding share of Series B ESOP Convertible Preferred Stock, par value $.01 per share of the Company ("Company Series B Preferred Stock"), other than shares owned by the Company and other than Dissenting Shares, will be converted into the right to receive, subject to certain rights of redemption, the number of shares of Bethlehem Common Stock and the amount of cash that a holder of the number of shares of Company Common Stock into which such share of Company Series B Preferred Stock could have been converted immediately prior to the Effective Time (as defined in Section 1.03) would receive in the Merger if such holder failed to exercise the right of election set forth in
Section 2.02 hereof;

          WHEREAS, Bethlehem and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

          WHEREAS, following the Effective Time, Bethlehem intends to cause the Company to be merged with and into Bethlehem.


          NOW, THEREFORE, in consideration of the
representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                          ARTICLE I

                          The Merger

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), a subsidiary of Bethlehem ("Merger Sub") shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

          SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 6.01, 6.02 and 6.03) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.01, at the offices of Cravath, Swaine & Moore unless another time, date or place is agreed to in writing by the parties hereto.

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent time as Bethlehem and the Company shall agree and as is specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects specified in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving

Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company will obtain such resignations as may be necessary to effect the foregoing.

          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                          ARTICLE II

          Effect of the Merger on the Capital Stock of the Constituent Corporations

          SECTION 2.01. Effect on Capital Stock. As of the
Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company
Common Stock or Company Series B Preferred Stock:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving
     Corporation.

          (b) Cancelation of Treasury Stock. Each share of Company Common Stock and Company Series B Preferred Stock that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Sections 2.03 and 2.04(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than

     Dissenting Shares) shall be converted into the following
     (the "Common Merger Consideration"):

               (i) for each such share of Company Common
          Stock with respect to which an election to receive cash ("Cash Consideration") has been effectively made and not revoked pursuant to Section 2.02 ("Electing Shares"), the right to receive in cash from Bethlehem an amount equal to $25 (the "Cash Election Price"); and

               (ii) for each such share of Company Common
          Stock other than Electing Shares, the right to receive from Bethlehem a number of duly authorized, validly issued, fully paid and nonassessable shares of Bethlehem Common Stock ("Stock Consideration") equal to the Conversion Number. The "Conversion Number" means the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth, obtained by dividing the Cash Election Price by the average of the daily closing prices per share of Bethlehem Common Stock (the "Average Market Price") as reported on the New York Stock Exchange ("NYSE") Composite Transactions Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Bethlehem and the Company) for the 15 consecutive full NYSE trading days immediately preceding the third full NYSE trading day prior to the Effective Time (the "Averaging Period"); provided that the Conversion Number shall not be greater than 3.62 or less than 2.797. Notwithstanding the foregoing, (a) if the Board of Directors of Bethlehem declares a dividend on the outstanding shares of Bethlehem Common Stock having a record date after the Effective Time but an ex-dividend date (based on "regular way" trading on the NYSE of shares of Bethlehem Common Stock (the "Ex-Date")) that occurs during the Averaging Period, then for purposes of computing the Average Market Price, the closing price on the Ex-Date and any trading day in the Averaging Period after the Ex-Date will be adjusted by adding thereto the amount of such dividend and
          (b) if the Board of Directors of Bethlehem declares a dividend on the outstanding shares of Bethlehem Common Stock having a record date before the Effective Time and an Ex-Date that occurs during the Averaging Period, then for purposes of computing the Average Market Price, the closing price on any trading day before the Ex-Date will be adjusted by subtracting therefrom the amount of such dividend. For purposes of the immediately preceding sentence, the amount of any noncash dividend will be the fair market value thereof on the payment date for such dividend as determined in good faith by mutual agreement of Bethlehem and the Company.

     (d) Conversion of Company Series B Preferred Stock

          Each issued and outstanding share of Company Series B Preferred Stock (other than Dissenting Shares) shall be converted into the right to receive the number of shares of Bethlehem Common Stock and, in accordance with Sections 2.03(c) and (d), the amount of cash, that a holder of the number of shares of Company Common Stock into which such share of Company Series B Preferred Stock could have been converted immediately prior to the Effective Time would have the right to receive pursuant to Sections 2.01(c) and 2.03(c) and (d) if such holder did not make a Cash Election with respect to such shares. The consideration issuable pursuant to this paragraph is referred to herein as the "Preferred Merger Consideration", and together with the Common Merger Consideration, as the "Merger Consideration".

          (e) Shares of Dissenting Shareholders.
     Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Series B Preferred Stock and, if a Stock Proration Event (as hereinafter defined) shall have occurred, any issued and outstanding shares of Company Common Stock, in either case held by a person (a "Dissenting Shareholder") who shall not have voted to adopt this Agreement or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in Section 2.01(c) and (d), unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Shareholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shareholder's shares of Company Common Stock or Company Series B Preferred Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, (x) in the case of Company Common Stock, the right to receive for each such share the amount in cash (and, if applicable, the number of shares of Bethlehem Common Stock), without interest, that a holder of a share who had not demanded appraisal (a "Nondissenting Share") of Company Common Stock and who had made a Cash Election (as defined below) with respect to such Nondissenting Share pursuant to Section 2.02 prior to the Election Date (as defined below) would have received with respect to such Nondissenting Share after giving effect to Section 2.03 (it being understood that no adjustment shall be made to the proration computation (if any) made following the Election Date to give effect to the withdrawal of, or the failure to perfect, the demand for appraisal with respect to such Dissenting Shares) and (y) in the case of Company Series B Preferred Stock, the right to receive for each such share the number of shares of Bethlehem Common Stock and the amount of cash that a holder of the number of Nondissenting Shares of Company Common Stock into which such share of Company Series B Preferred Stock could have been converted immediately prior to the Effective Time who had not made a Cash Election with respect to such Nondissenting Shares pursuant to Section 2.02 prior to the Election Date would have received after giving effect to Section 2.03. The Company shall give Bethlehem
     (i) prompt notice of any demands for appraisal of shares of Company Common Stock or Company Series B Preferred Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Bethlehem, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (f) Cancelation of Company Common Stock and Company Series B Preferred Stock. As of the Effective Time, all shares of Company Common Stock and Company Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock or Company Series B Preferred Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such

     Certificate in accordance with Section 2.02 or 2.04, without interest, or, in the case of Dissenting
     Shareholders, if any, the rights, if any, accorded under
     Section 262 of the DGCL.

          SECTION 2.02. Cash Elections. (a) Each person who, on or prior to the Election Date referred to in Section 2.02(c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Cash Election") on or prior to such Election Date to receive the Cash Consideration, on the basis hereinafter set forth.

          (b) Prior to the mailing of the Proxy
Statement/Prospectus (as defined in Section 3.01(d)),
Bethlehem shall enter into an agreement with a bank or trust company mutually acceptable to the Company and Bethlehem to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

          (c) Bethlehem shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), with the Proxy Statement/Prospectus to the record holders of Company Common Stock as of the record date for the Company Shareholders Meeting (as defined in Section 5.01(b)), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Cash Consideration for any or all shares of Company Common Stock held by such holder. Bethlehem and the Company will use reasonable efforts to make the Form of Election and the Proxy Statement/Prospectus available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any shareholder's election to receive the Cash Consideration shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the business day (the "Election Date") next preceding the date of the Company Shareholders Meeting, a Form of Election properly completed and signed and accompanied by Certificates for the shares of Company Common Stock to which such Form of Election relates, properly endorsed or otherwise in proper form for transfer (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such

Certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three NYSE trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Cash Election.

          (d) Any Form of Election may be revoked by the shareholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Bethlehem and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent.

          (e) The determination of the Exchange Agent whether or not Cash Elections have been properly made or revoked pursuant to this Section 2.02 and when Cash Elections and revocations were received by it shall be binding. If the Exchange Agent determines that any Cash Election was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares that were not Electing Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive Stock Consideration pursuant to Section 2.01(c)(ii). The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.03, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock and on the holders of Company Series B Preferred Stock. The Exchange Agent may, with the mutual agreement of Bethlehem and the Company, make such rules as are consistent with this Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

          SECTION 2.03. Proration. (a) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate amount of cash that may be paid to holders of Company Common Stock and Company Series B Preferred Stock pursuant to this Article II (the "Cash Cap") shall be equal to the product of (x) the Cash Election Price, (y) the number of Outstanding Shares and (z) .62; provided, however, that the number in clause (z) shall be increased by an amount equal to any reduction required to the number in clause (z) of Section 2.03(c) pursuant to the proviso to
Section 2.03(c). As used herein, the term "Outstanding Shares" shall mean the sum of (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (y) the number of shares of Company Common Stock into which the outstanding shares of Company Series B Preferred Stock could have been converted immediately prior to the Effective Time.

          (b) If the product of (x) the number of Electing Shares and (y) the Cash Election Price (such product, the "Requested Cash Amount") exceeds the Cash Cap, then each Electing Share shall be converted into the right to receive cash and shares of Bethlehem Common Stock in accordance with the terms of Section 2.01 in the following manner:

          (i) a cash proration factor (the "Cash Proration
     Factor") shall be determined by dividing the Cash Cap by the Requested Cash Amount; and

          (ii) each Electing Share shall be converted into the right to receive (x) cash in an amount equal to the product of (A) the Cash Election Price and (B) the Cash Proration Factor (such product, the "Prorated Cash Amount") and (y) a number of shares of Bethlehem Common Stock equal to the product of (A) the excess of (1) 1 over (2) the Cash Proration Factor and (B) the Conversion Number.

          (c) Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Bethlehem Common Stock that may be issued to holders of Company Common Stock and Company Series B Preferred Stock pursuant to this
Article II (the "Stock Cap") shall be equal to the product of
(x) the Conversion Number, (y) the number of Outstanding Shares and (z) .38; provided, however, that the number in clause (z) shall be reduced to the extent necessary to ensure that the sum of (A) the Stock Cap and (B) the aggregate number of shares of Bethlehem Common Stock issuable upon conversion or exercise of all securities of the Company outstanding immediately prior to the Effective Time (other than Company Common Stock and Company Series B Preferred Stock) shall not exceed the product of (i) the number of outstanding shares of Bethlehem Common Stock immediately prior to the Effective Time and (ii) .199.

          (d) If the product of (x) the difference between
(A) the number of Outstanding Shares minus (B) the number of Electing Shares (such difference, the "Deemed Stock Electing Shares") and (y) the Conversion Number (such product, the "Requested Stock Amount") exceeds the Stock Cap (a "Stock

Proration Event"), then each Deemed Stock Electing Share shall be converted into the right to receive cash and shares of Bethlehem Common Stock in accordance with the terms of
Section 2.01 in the following manner:

          (i) a stock proration factor (the "Stock Proration
     Factor") shall be determined by dividing the Stock Cap by the Requested Stock Amount; and

          (ii) each Deemed Stock Electing Share shall be converted into the right to receive (x) a number of shares of Bethlehem Common Stock equal to the product of
     (A) the Conversion Number and (B) the Stock Proration Factor (such product, the "Prorated Stock Amount") and
     (y) cash in an amount equal to the product of (A) the excess of (1) 1 over (2) the Stock Proration Factor and
     (B) the Cash Election Price.

          SECTION 2.04. Exchange of Certificates. (a) Deposit with the Exchange Agent. As of the Effective Time, Bethlehem shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Company Series B Preferred Stock, for exchange through the Exchange Agent, the cash and certificates representing shares of Bethlehem Common Stock representing the Merger Consideration (such cash and shares of Bethlehem Common Stock together with any dividends or distributions with respect to such shares with a record date after the Effective Time, and any cash payable in lieu of any fractional shares pursuant to Section 2.04(e) being hereinafter referred to as the "Exchange Fund") payable and issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock and shares of Company Series B Preferred Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Bethlehem and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of such a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by Bethlehem, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Bethlehem Common Stock and cash, if any, which such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. No letter of transmittal will be required with respect to Certificates previously surrendered with a Form of Election (unless such Form of Election was duly and timely revoked). In the event of a transfer of ownership of Company Common Stock or Company Series B Preferred Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Bethlehem Common Stock may be issued (and, if applicable, cash may be paid) to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.01(k)) required by reason of the issuance of shares of Bethlehem Common Stock (and, if applicable, the payment of cash) to a person other than the registered holder of such Certificate or establish to the satisfaction of Bethlehem that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the other provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article II. Bethlehem shall pay the charges and expenses of the Exchange Agent.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Bethlehem Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Bethlehem Common Stock issuable hereunder in respect thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.04(e), and all such dividends, other distributions and cash in lieu of fractional shares of Bethlehem Common Stock shall be paid by Bethlehem to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Bethlehem Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Bethlehem Common Stock to which such holder is entitled pursuant to Section 2.04(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Bethlehem Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Bethlehem Common Stock.

          (d) No Further Ownership Rights in Company Common Stock and Company Series B Preferred Stock. All cash paid and shares of Bethlehem Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.04(e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Series B Preferred Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock or Company Series B Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Series B Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article II, except as otherwise provided by law.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Bethlehem Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Bethlehem shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Bethlehem.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Bethlehem Common Stock delivered to the Exchange Agent by Bethlehem pursuant to
Section 2.04(a) over (B) the aggregate number of whole shares of Bethlehem Common Stock to be distributed to holders of Company Common Stock and Company Series B Preferred Stock pursuant to Section 2.01 and Section 2.03 (such excess being herein called the "Excess Common Shares"). Following the Effective Time, the Exchange Agent will sell the Excess Common Shares at then-prevailing prices on the NYSE, all in the manner provided in Section 2.04(e)(iii).

          (iii) The sale of the Excess Common Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Common Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust for the holders of Certificates (the "Common Share Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Common Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Certificates is entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates is entitled (after taking into account all shares of Company Common Stock and Company Series B Preferred Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates are entitled.

          (iv) Notwithstanding the provisions of Section 2.04(e)(ii) and (iii), the Surviving Corporation may elect at its option, in lieu of the issuance and sale of Excess Common Shares and the making of the payments hereinabove contemplated, to pay each holder of Certificates an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock and Company Series B Preferred Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Bethlehem Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported therein, in any other authoritative source) on the trading day immediately preceding the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Common Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.04(e)(iv).

          (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Certificates subject to and in accordance with the terms of Section 2.04(c).

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Bethlehem, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Bethlehem for payment of their claim for any cash, any shares of Bethlehem Common Stock, any cash in lieu of fractional shares and any dividends or distributions with respect to Bethlehem Common Stock.

          (h) No Liability. None of Bethlehem, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Bethlehem Common Stock or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Bethlehem, on a daily basis. Any interest and other income resulting from such investments shall be paid to Bethlehem.

          (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Bethlehem Common Stock deliverable in respect thereof, pursuant to this Agreement.

          (k) Withholding Rights. Bethlehem or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Series B Preferred Stock such amounts as Bethlehem or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Bethlehem or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Series B Preferred Stock in respect of which such deduction and withholding was made by Bethlehem or the Exchange Agent.


                         ARTICLE III

                Representations and Warranties

          SECTION 3.01. Representations and Warranties of the Company. Except as set forth with respect to a specifically identified representation and warranty on the Disclosure Schedule delivered by the Company to Bethlehem prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Bethlehem as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and each of its subsidiaries (as defined in Section 8.03) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on the Company.

          (b) Subsidiaries. The Company Disclosure Schedule sets forth a true and complete list of each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of series preferred stock, par value $.01 per share ("Company Preferred Stock"). At the close of business on November 28, 1997,
     (i) 14,941,227 shares of Company Common Stock were issued and outstanding, (ii) 470,300 shares of Company Series B Preferred Stock were issued and outstanding (and 1,410,900 shares of Company Common Stock were reserved for issuance upon the conversion thereof),
     (iii) 872,032 shares of Company Common Stock were held by the Company in its treasury, (iv) 1,378,847 shares of Company Common Stock were reserved for issuance pursuant to Lukens Inc. 1985 Stock Option and Appreciation Plan and Lukens Inc. Stock Option Plan for Non-Employee Directors (collectively, the "Stock Plans"), and (v) 200,000 shares of Company Series A Preferred Stock were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Company Series A Preferred Stock issued pursuant to the Renewed Rights Agreement dated September 25, 1996 (as amended from time to time, the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as rights agent. Except as set forth above, at the close of business on December 14, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding (except for shares of Company Common Stock issued upon conversion of shares of Company Series B Preferred Stock since November 28, 1997). At the close of business on December 14, 1997, there were no outstanding stock appreciation rights or rights (other than outstanding employee stock options to purchase shares of Company Common Stock ("Employee Stock Options")) to receive shares of Company Common Stock on a deferred basis granted under the Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, at the close of business on December 14, 1997, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries was a party or by which any of them was bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. At the close of business on December 14, 1997, and except as provided pursuant to the terms of the Company Series B Preferred Stock there were no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. At the close of business on December 14, 1997, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries. The Company has delivered to Bethlehem a complete and correct copy of the Rights Agreement.

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined in Section 3.01(m)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the adoption of this Agreement, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any of its subsidiaries,
     (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");
     (2) the filing with the Securities and Exchange

     Commission (the "SEC") of (A) a proxy statement relating to the Company Shareholders Meeting (such proxy statement, (as defined in Section 5.01(c)), in each case as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), and (B) such reports under
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (4) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; (5) such filings with and approvals of the NYSE to permit the shares of Company Common Stock that are to be issued pursuant to the terms of this Agreement to be listed on the NYSE and; (6) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a material adverse effect on the Company or impair the ability of the Company to perform its obligations under this Agreement in any material respect.

          (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document (as defined in Section 3.01(g)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Bethlehem in connection with the issuance of Bethlehem Common Stock in the Merger (the "Form S-4") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by

     Bethlehem specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

          (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Filed SEC Documents"), since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change (as defined in Section 8.03) in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock,
     (iv) (x) any granting by the Company or any of its significant subsidiaries to any executive officer or other employee of the Company or any of its significant subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (y) any granting by the Company or any of its significant subsidiaries to any such executive officer or other employee of any increase in severance or termination pay, (v) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have a material adverse effect on the Company, (vi) except as may have been required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (vii) any Tax election that would reasonably be expected to have a material adverse effect on the Company, or any settlement or compromise of any material Tax liability.

          (h) Litigation. Except as disclosed in the Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, such a material adverse effect.

          (i) Absence of Changes in Benefit Plans. Subject to
     Section 5.06 and except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect (or any agreement to adopt or amend in any material respects) by the Company or any of its subsidiaries of any collective bargaining agreement or employment contract or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former director, officer or employee of the Company or any of its subsidiaries ("Company Plans"). Without limiting the foregoing, except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan (as defined in Section 3.01(j)), or in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former director, officer or employee of the Company or any of its subsidiaries.

          (j) ERISA Compliance. (i) The Company Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as a "Welfare Plan"), each employment contract, stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries (collectively, "Company Benefit Plans"). The Company has delivered or made available to Bethlehem true, complete and correct copies of (v) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (w) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required),
     (x) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (y) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Company Benefit Plan and (z) the most recent actuarial and financial valuation prepared with respect to each Company Benefit Plan.

          (ii) Each Company Benefit Plan has been
     administered in all respects in accordance with its terms and the Company, its subsidiaries and all the Company Benefit Plans are in compliance in all respects with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements except, in each case, for any failure to administer or any non-compliance that would not reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, there are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, there are no facts or circumstances that could give rise to any liability that would reasonably be expected to have a material adverse effect on the Company in the event of any such investigation, claim, suit or proceeding.

          (iii) (1) All contributions to, and payments from, the Company Benefit Plans that may have been required to be made in accordance with the terms of the Company Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or
     Section 412 of the Code, have been timely made, (2) there has been no application for waiver or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan, (3) no Pension Plan has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code and (4) there is no liability under Title IV of ERISA with respect to any Company Benefit Plan (except for insurance premiums payable to the Pension Benefit Guaranty Corporation which are not yet due) that has not been satisfied as of the date hereof, except, in each case, for contributions, payments, applications, deficiencies or liabilities that would not reasonably be expected to have a material adverse effect on the Company.

          (iv) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from U.S. Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and no such Pension Plan has been amended since the effective date of its most recent determination letter in any respect that would adversely affect in any material respect its qualification, materially increase its costs or require security under
     Section 307 of ERISA. The Company has delivered or made available to Bethlehem a copy of the most recent determination letter received with respect to each Pension Plan for which such a determination letter has been issued, as well as a copy of any pending application for a determination letter.

          (v) (1) No "prohibited transaction" (as defined in
     Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Benefit Plan and (2) none of the Company, any of its subsidiaries or, to the knowledge of the Company, any non-employee trustee, administrator or other fiduciary of any Company Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law, except, in each case, for "prohibited transactions" or liabilities that would not reasonably be expected to have a material adverse effect on the Company.

          (vi) Each Welfare Plan may be amended or terminated without material liability to the Company at any time after the Effective Time.

          (vii) No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

          (k) Taxes. (i) Each of the Company and its subsidiaries has filed all Tax Returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on the Company. All returns filed by the Company and each of its subsidiaries are complete and accurate in all material respects to the knowledge of the Company. The Company and each of its subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such returns and all material Taxes otherwise due, and the most recent financial statements contained in the Filed SEC Documents adequately provide for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except where the failure to have such an adequate liability would not have a material adverse effect on the Company.

          (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately provided for on the financial statements, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the Company, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. The U.S. Federal income Tax returns of the Company and each of its subsidiaries consolidated in such returns have been either examined by and settled with the U.S. Internal Revenue Service or closed by virtue of the applicable statute of limitations. There is no audit, examination, deficiency or refund litigation pending with respect to Taxes and during the past three years no taxing authority has given written notice of the intent to commence any such examination, audit deficiency or refund litigation. None of the assets or properties of the Company or any of its subsidiaries is subject to any material Tax lien, other than any such liens for Taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained in accordance with generally accepted accounting principles ("Permitted Tax Liens").

          (iii) The Company and its subsidiaries shall not be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law.

          (iv) As used in this Agreement, "Taxes" shall include all Federal, state and local income, franchise, use, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, domestic or foreign, including any interest, penalties or additions with respect thereto.

          (l) No Excess Parachute Payments; Section 162(m) of the Code. (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any director, officer or employee of the Company or any of its affiliates (as defined in Section 8.03) who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (ii) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any contract, plan, program, arrangement or understanding.

          (m) Voting Requirements. The affirmative vote of the holders of outstanding shares of the Company Common Stock and Company Series B Preferred Stock, voting together as a single class, representing a majority of the voting power of the outstanding shares of Company Common Stock and Company Series B Preferred Stock (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and to approve the transactions contemplated by this Agreement. The provisions of Section A of Article ELEVENTH of the Company's Restated Certificate of Incorporation are inapplicable to the Merger and the other transactions contemplated by this Agreement.

          (n) State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and such approval constitutes approval of this Agreement, the Merger and the other transactions contemplated by this Agreement under the provisions of Section 203(a)(l) of the DGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement or any of the transactions contemplated by this Agreement.

          (o) Rights Agreement. The Rights Agreement will be amended as of the date hereof (the "Rights Plan Amendment") (i) to render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) to ensure that (y) neither Bethlehem nor any of its wholly owned subsidiaries is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (z) a Stock Acquisition Date, Distribution Date or Triggering Event (in each case as defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

          (p) Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (q) Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston
     Corporation, as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company's Common Stock from a financial point of view.

          (r) Compliance with Applicable Laws. Each of the Company and its subsidiaries has in effect all Federal, state and local governmental approvals, authorizations, certificates, permits, filings, franchises, licenses, notices and rights, domestic or foreign ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the Company. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable judgments, orders, decrees, statutes, laws, ordinances, rules and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company.

          (s) Environmental Laws and Regulations. Except as described in the Filed SEC Documents, to the knowledge of the Company (a) the Company and each of its subsidiaries is in compliance with all applicable Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not, individually or in the aggregate, have a material adverse effect on the Company, which compliance includes, but is not limited to, the possession by the Company and each of its subsidiaries of permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") that would, individually or in the aggregate, have a material adverse effect on the Company; and (c) there has been no treatment, storage, disposal or release of any hazardous or toxic material, substance or waste or petroleum, or any fractions or by-products thereof, at any property or facility currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company in a manner or at levels that require or could require investigation, removal or remediation under Environmental Laws that would either individually or in the aggregate reasonably be expected to lead to a material adverse effect on the Company.

          (t) Contracts; Indebtedness. (a) Except as disclosed in the Filed SEC Documents, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to result in a material adverse effect on the Company.

          (b) The Company Disclosure Schedule sets forth (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $3,000,000 is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder as of December 13, 1997.

          (u) Intellectual Property. The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right so as to materially adversely affect any of the Company's material Intellectual Property Rights, and the Company is not aware of any basis for any such claims. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any material Intellectual Property Right so as to materially adversely effect such Intellectual Property Right.

          (v) Labor Matters. Except as disclosed in the Filed SEC Documents, neither the Company nor any of its subsidiaries is party to any collective bargaining agreement, memorandum of understanding, settlement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company or any of its subsidiaries as an exclusive bargaining representative for employees of the Company or any of its subsidiaries. Except as disclosed in the Filed SEC Documents, to the Company's knowledge, there is no current union representation question involving employees of the Company or any of its subsidiaries, nor does the Company have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Filed SEC Documents, neither the Company nor any of its subsidiaries has made any commitment that would require the application of the terms of any collective bargaining agreements entered into by the Company or any of its subsidiaries to Bethlehem, to any joint venture of Bethlehem, or to any subsidiary of Bethlehem.

          Except as disclosed in the Filed SEC Documents there is no material labor dispute, strike, picketing or work stoppage, or any lockout, involving employees of the Company or any of its subsidiaries pending or, to the Company's knowledge, threatened against or involving the Company or any of its subsidiaries.

          Except as disclosed in Filed SEC Documents, (i) there is no grievance, arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against the Company or any of its subsidiaries pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to the Company's knowledge, threatened, and (ii) there has been no adjudication by any court, arbitrator, mediator or governmental agency or tribunal that, in the case of either (i) or (ii), has or that would reasonably be expected to have a material adverse effect on the Company or otherwise limit or affect the business operations of the Company.

          (w) Assets Other than Real Property Interests. The Company or a subsidiary has good and valid title to all material assets reflected on the most recent balance sheet included in the Filed SEC Documents (the "Balance Sheet") or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, security interests or encumbrances of any kind except (i) mechanics', carriers', workmen's , repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes which are not due and payable or which may thereafter be paid without penalty, (ii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto and
     (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the subsidiaries as presently conducted (the mortgages, liens, security interests, encumbrances and imperfections of title described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as "Permitted Liens").

          All the material tangible personal property of the Company and the subsidiaries has been maintained in all material respects in accordance with the past practice of the Company and the subsidiaries and generally accepted industry practice. Each item of material tangible personal property of the Company and the subsidiaries is in all material respects in good working order and is adequate and sufficient for the Company's intended purposes, ordinary wear and tear excepted. All leased personal property of the Company and the subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

          This Section 3.01(w) does not relate to real property or interests in real property, such items being the subject of Section 3.01(x).

          (x) Title to Real Property. Schedule 3.01(x) sets forth a complete list of all real property owned in fee by the Company and the subsidiaries (individually, an "Owned Property") and identifies any material reciprocal easement or operating agreements relating thereto.
     Schedule 3.01(x) sets forth a complete list of all real property and interests in real property leased by the Company and the subsidiaries (individually, a "Leased Property") and identifies any material base leases and reciprocal easement or operating agreements relating thereto. The Company or a subsidiary has (i) good and marketable fee title to all Owned Property insurable at regular rates and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, as "Company Properties"), in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) leases, subleases and similar agreements set forth in
     Schedule 3.02(x), (B) Permitted Liens, (C) easements, covenants, rights-of-way and other similar restrictions of record, (D) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made prior to Closing and (E) (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights- of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of- way and other similar restrictions, none of which items set forth in clauses
     (C), (D) and (E), individually or in the aggregate, materially impair the value or the continued use and operation of the property to which they relate in the business of the Company and the subsidiaries as presently conducted. To the knowledge of the Company, the current use by the Company and the subsidiaries of the plants, offices and other facilities located on Company Property does not violate any local zoning or similar land use or government regulations in any material respect.

          (y) Insurance. The Company and the subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable for the business and assets of the Company and the subsidiaries. The insurance policies owned and maintained by the Company and the subsidiaries are listed in Schedule 3.01(y). All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation. To the knowledge of the Company, the activities and operations of the Company and the subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

          (z) Transactions with Affiliates. Except as set forth in the Filed SEC Documents, there is no agreement, contract or other arrangement between the Company or any subsidiary, on the one hand, and any affiliate (other than the Company or a subsidiary), on the other hand, that will continue in effect subsequent to the Closing. After the Closing no affiliate of the Company or any subsidiary (other than the Company or any subsidiary) will have any material interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Company or a subsidiary. No affiliate of the Company or any subsidiary (other than the Company or any subsidiary) has any direct or indirect ownership interest in any person in which the Company or a subsidiary has any direct or indirect ownership interest or with which the Company or a subsidiary competes or has a business relationship.

          (aa) Books and Records. The Company has delivered to Bethlehem prior to the execution of this Agreement complete and correct copies of its Restated Certificate of Incorporation and By-laws and the articles of incorporation and by-laws (or comparable organizational documents) of its significant subsidiaries, in each case as amended to date. The books of account, minute books, stock record books, and other records of the Company and its subsidiaries, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and its subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company and its subsidiaries, and no meeting prior to November 30, 1997 of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and its subsidiaries.

          SECTION 3.02. Representations and Warranties of Bethlehem. Except as set forth with respect to a specifically identified representation and warranty on the Disclosure Schedule delivered by Bethlehem to the Company prior to the execution of this Agreement (the "Bethlehem Disclosure Schedule"), Bethlehem represents and warrants to the Company as follows:

          (a) Organization, Standing and Corporate Power. Bethlehem is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Bethlehem is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Bethlehem. Bethlehem has delivered to the Company complete and correct copies of its Restated Certificate of Incorporation and By-laws as amended to the date hereof.

          (b) Capital Structure. The authorized capital stock of Bethlehem consists of 250,000,000 shares of Bethlehem Common Stock, 20,000,000 shares of preferred stock, par value $1.00 per share ("Bethlehem Preferred Stock") and 20,000,000 shares of preference stock, par value $1.00 per share ("Bethlehem Preference Stock"). At the close of business on December 12, 1997, (i) 112,931,683 shares of Bethlehem Common Stock were issued and outstanding,
     (ii) 2,500,000 shares of $5.00 Cumulative Convertible Preferred Stock, 4,000,000 shares of $2.50 Cumulative Convertible Preferred Stock, and 5,123,200 shares of Bethlehem $3.50 Cumulative Convertible Preferred Stock were issued and outstanding, (iii) 1,703,849 shares of Bethlehem Series A Preference Stock and 706,254 shares of Bethlehem Series B Preference Stock were issued and outstanding, (iv) 2,051,583 shares of Bethlehem Common Stock were held by Bethlehem in its treasury, (v) 7,716,693 shares of Bethlehem Common Stock were reserved for issuance pursuant to the 1994 Stock Incentive Plan of Bethlehem Steel Corporation, the 1988 Stock Incentive Plan of Bethlehem Steel Corporation, the 1994 Non-Employee Directors Stock Plan of Bethlehem Steel Corporation, and the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies (collectively, the "Bethlehem Stock Plans") and (vi) 1,500,000 shares of Series A Junior Participating Preference Stock are reserved for issuance in connection with the rights (the "Bethlehem Rights") to purchase shares of Series A Junior Participating Preference Stock issued pursuant to the Rights Agreement dated as of September 28, 1988 (as amended from time to time, the "Bethlehem Rights Agreement") between Bethlehem and Morgan Shareholder Services Trust Company, as Rights Agent. Except as set forth above, at the close of business on December 12, 1997, no shares of capital stock or other voting securities of Bethlehem were issued, reserved for issuance or outstanding. At the close of business on December 12, 1997, there were no outstanding stock appreciation rights or rights (other than employee stock options to purchase shares of Bethlehem Common Stock) to receive shares of Bethlehem Common Stock on a deferred basis granted under the Bethlehem Stock Plans or otherwise. All outstanding shares of capital stock of Bethlehem are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no notes, bonds, debentures or other indebtedness of Bethlehem having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Bethlehem may vote. Except as set forth above, at the close of business on December 12, 1997, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Bethlehem or any of its subsidiaries was a party or by which any of them was bound obligating Bethlehem or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Bethlehem or any of its subsidiaries or obligating Bethlehem or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. At the close of business on December 12, 1997, there were no outstanding contractual obligations of Bethlehem or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Bethlehem or any of its subsidiaries.

          (c) Authority; Noncontravention. Bethlehem has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Bethlehem and the consummation by Bethlehem of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Bethlehem. This Agreement has been duly executed and delivered by Bethlehem and constitutes a valid and binding obligation of Bethlehem, enforceable against Bethlehem in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Bethlehem will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Bethlehem under, (i) the Restated Certificate of Incorporation or By-laws of Bethlehem, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Bethlehem or its properties or assets or
     (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bethlehem or its properties or assets, other than, in the case of clauses (ii) and
     (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Bethlehem, (y) impair the ability of Bethlehem to perform its obligations under this Agreement in any material respect or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Bethlehem in connection with the execution and delivery of this Agreement by Bethlehem or the consummation by Bethlehem of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Bethlehem under the HSR Act; (2) the filing with the SEC of the Form S-4 and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Bethlehem is qualified to do business; (4) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; (5) such filings with and approvals of the NYSE and the Chicago Stock Exchange (the "CSE") to permit the shares of Bethlehem Common Stock that are to be issued in the Merger and under the Stock Plans to be listed on the NYSE and the CSE; and
     (6) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a material adverse effect on Bethlehem or impair the ability of Bethlehem to perform its obligations under this Agreement in any material respect.

          (d) SEC Documents; Undisclosed Liabilities.
     Bethlehem has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "Bethlehem SEC Documents"). As of their respective dates, the Bethlehem SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Bethlehem SEC Documents, and none of the Bethlehem SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Bethlehem SEC Document has been revised or superseded by a later Filed Bethlehem SEC Document (as defined in Section 3.02(f)), none of the Bethlehem SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Bethlehem included in the Bethlehem SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Bethlehem and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Bethlehem SEC Documents, neither Bethlehem nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Bethlehem.

          (e) Information Supplied. None of the information supplied or to be supplied by Bethlehem specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Bethlehem with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/ Prospectus or the Form S-4.

          (f) Absence of Certain Changes or Events. Except as disclosed in the Bethlehem SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Filed Bethlehem SEC Documents"), since the date of the most recent audited financial statements included in the Filed Bethlehem SEC Documents, Bethlehem has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in Bethlehem,
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Bethlehem's capital stock, other than regular quarterly cash dividends,
     (iii) any split, combination or reclassification of any of Bethlehem's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Bethlehem's capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have a material adverse effect on Bethlehem, (v) except as may have been required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Bethlehem materially affecting its assets, liabilities or business or (vi) any Tax election that would reasonably be expected to have a material adverse effect on Bethlehem, or any settlement or compromise of any material Tax liability.

          (g) Litigation. Except as disclosed in the Filed Bethlehem SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of Bethlehem, threatened against or affecting Bethlehem or any of its subsidiaries that individually or in the aggregate would reasonably be expected to have a material adverse effect on Bethlehem, nor is there any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity outstanding against Bethlehem or any of its subsidiaries having, or which would reasonably be expected to have, any such material adverse effect.

          (h) ERISA Compliance. With respect to each
     "employee benefit plan" (as defined in Section 3(1) of

     ERISA) and each other employment, compensation, deferred compensation, change in control, termination or equity-based plan, program, agreement or arrangement entered into, maintained or contributed to by Bethlehem or a Commonly Controlled Entity of Bethlehem ("Bethlehem Benefit Plan"), no event has occurred and, to the knowledge of Bethlehem, no condition or set of circumstances exists, in connection with which Bethlehem or any of its subsidiaries could be subject to any liabilities (except liabilities for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law that are individually or in the aggregate reasonably likely to have a material adverse effect on Bethlehem.

          (i) Taxes. (i) Each of Bethlehem and its subsidiaries has filed all Tax Returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Bethlehem. All returns filed by Bethlehem and each of its subsidiaries are complete and accurate in all material respects to the knowledge of Bethlehem. Bethlehem and each of its subsidiaries has paid (or Bethlehem has paid on its behalf) all Taxes shown as due on such returns and all material Taxes otherwise due, and the most recent financial statements contained in the Filed Bethlehem SEC Documents reflect an adequate liability for all Taxes payable by Bethlehem and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except where the failure to have such an adequate liability would not have a material adverse effect on Bethlehem.

          (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against Bethlehem or any of its subsidiaries that are not adequately reflected on the financial statements, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Bethlehem, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. The U.S. Federal income Tax returns of Bethlehem and each of its subsidiaries consolidated in such returns have either been examined by and settled with the U.S. Internal Revenue Service or closed by virtue of the applicable statute of limitations. There is no audit, examination, deficiency or refund litigation pending with respect to Taxes and during the past three years no taxing authority has given written notice of the intent to commence any such examination, audit, deficiency or refund litigation. None of the assets or properties of Bethlehem or any of its subsidiaries is subject to any material Tax lien other than Permitted Tax Liens.

          (j) Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Bethlehem, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bethlehem.

          (k) Opinion of Financial Advisor. Bethlehem has received the opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to Bethlehem from a financial point of view.

          (l) Compliance with Applicable Laws. Each of
     Bethlehem and its significant subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on Bethlehem. Except as disclosed in the Filed Bethlehem SEC Documents, Bethlehem and its significant subsidiaries are in compliance with all applicable judgments, orders, decrees, statutes, laws, ordinances, rules and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Bethlehem.

          (m) Bethlehem Rights Agreement. Under the terms of the Bethlehem Rights Agreement, the transactions contemplated by this Agreement will not cause a Distribution Date (as such term is defined in the Bethlehem Rights Agreement) to occur or cause the Bethlehem Rights to become exercisable.

                          ARTICLE IV

          Covenants Relating to Conduct of Business

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. Except as set forth in Section 4.01 of the Company Disclosure Schedule or Section 5.06 hereof, and except with the consent of Bethlehem, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 4.01 of the Company Disclosure Schedule or Section 5.06 hereof, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the consent of Bethlehem:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and other than regular quarterly cash dividends of $.25 on Company Common Stock and $1.20 on Company Series B Preferred Stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms or in accordance with the present terms of the Stock Plans);

          (iii) amend its Restated Certificate of
     Incorporation, by-laws, articles of incorporation, code of regulations or other comparable organizational documents, as applicable;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture or other entity or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole, except for purchases of inventory in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practice;

          (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or direct subsidiary of the Company or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

          (vii) make or agree to make any new capital expenditure or capital expenditures which individually is in excess of $1,000,000 or in the aggregate are in excess of $10,000,000;

          (viii) make any Tax election that could reasonably be expected to have a material adverse effect on the Company or settle or compromise any material Tax liability;

          (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents, incurred since the date of such financial statements in the ordinary course of business consistent with past practice or which do not in the aggregate have a material adverse effect on the Company;

          (x) (x) amend (other than as required by applicable law) any Company Benefit Plan in any material respect,
     (y) increase the compensation or bonus opportunity of any employee of the Company or its subsidiaries, except for any increases in the ordinary course of business consistent with past practice, or (z) grant any additional equity based compensation to any employee of the Company or its subsidiaries, except for grants in the ordinary course of business consistent with past practice;

          (xi) except in the ordinary course of business or except as could not reasonably be expected to have a material adverse effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder;

          (xii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or

          (xiii) authorize, or commit or agree to take, any of the foregoing actions.

          (b) Conduct of Business by Bethlehem. During the period from the date of this Agreement to the Effective Time, Bethlehem shall not (i) amend its Restated Certificate of Incorporation or by-laws, (ii) make any Tax election that could reasonably be expected to have a material adverse effect on Bethlehem or settle or compromise any material Tax liability or (iii) authorize, or commit or agree to take, any of the foregoing actions.

          (c) Other Actions. The Company and Bethlehem shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article VI not being satisfied.

          (d) Advice of Changes. The Company and Bethlehem shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event having, or which could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit or initiate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes any takeover proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any takeover proposal; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of Company Common Stock, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a takeover proposal that was not solicited by it, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in negotiations regarding such takeover proposal. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of the Company nor any committee thereof shall (i) (unless it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Bethlehem, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any takeover proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any takeover proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of Company Common Stock the Board of Directors of the Company receives a superior proposal (as defined below), the Board of Directors of the Company may (x) (if it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law) withdraw or modify its approval or recommendation of the Merger or this Agreement or
(y) approve or recommend such superior proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any superior proposal) but only at a time that is after the fifth business day following Bethlehem's receipt of written notice from the Company advising Bethlehem that the Board of Directors of the Company has received a superior proposal, specifying the terms and conditions of such superior proposal and identifying the person making such superior proposal. For purposes of this Agreement, a "superior proposal" means any proposal or offer made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or a substantial portion of the assets of the Company and its subsidiaries and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall immediately advise Bethlehem of any takeover proposal, the material terms and conditions of such takeover proposal and the identity of the person making such request or takeover proposal. The Company will keep Bethlehem reasonably informed of the status and details (including amendments) of any such takeover proposal.

          (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by
Section 4.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a takeover proposal.

                          ARTICLE V

                    Additional Agreements

          SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Shareholders Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Bethlehem shall prepare and file with the SEC the Proxy Statement/Prospectus and Bethlehem shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Bethlehem shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Bethlehem shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Bethlehem Common Stock in connection with the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

          (b) Subject to the fiduciary duties of the directors under applicable law, the Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. Subject to the fiduciary duties of the directors under applicable law, the Company will, through its Board of Directors, recommend to its shareholders the adoption of this Agreement and the approval of the transactions contemplated hereby.

          SECTION 5.02. Letters of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Bethlehem a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Arthur Andersen LLP dated a date within two business days before the Closing Date, each addressed to Bethlehem, in form and substance reasonably satisfactory to Bethlehem and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          SECTION 5.03. Letters of Bethlehem's Accountants. Bethlehem shall use all reasonable efforts to cause to be delivered to the Company a letter of Price Waterhouse LLP, Bethlehem's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Price Waterhouse LLP dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          SECTION 5.04. Access to Information;
Confidentiality. Each of the Company and Bethlehem shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, financial advisors, attorneys, accountants and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Bethlehem shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, form, statement and other document filed by it during such period pursuant to the requirements of U.S. Federal or state securities laws and
(b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Bethlehem will hold, and will cause its respective officers, employees, financial advisors, attorneys, accountants and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement between Bethlehem and the Company (the "Confidentiality Agreement").

          SECTION 5.05. Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, such as those referred to in Sections 3.01(d)(1)-(5) and 3.02(c)(1)-(5))
and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary waivers, consents or approvals from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing, in connection with any filing or submission required or action to be taken by either Bethlehem or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Bethlehem's prior written consent, commit to any divestiture transaction, and neither Bethlehem nor any of its affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its businesses, product lines or assets or any of the businesses, product lines or assets of Bethlehem or any of its affiliates or that otherwise would have a material adverse effect on Bethlehem.

          (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.06. Employee Matters. (a) Bethlehem agrees that the Company shall honor in accordance with their respective terms and, on and after the Effective Time, Bethlehem shall cause the Surviving Corporation to honor, without offset, deduction, counterclaim, interruption or deferment, all Company Plans and all other written employment, severance, termination and retirement agreements to which the Company is a party as of the Effective Time, including those Company Plans set forth in the Company Disclosure Schedule. Bethlehem acknowledges that, for the purposes of certain of such Company Plans and certain of such other employment, severance, termination and retirement agreements to which the Company is currently a party, the consummation or shareholder approval (depending upon the terms of the applicable plan or agreement) of the Merger will constitute a "change in control" of the Company (as such term is defined in such plans and agreements) at the Effective Time and "Good Reason" (as such term is defined in the Severance Agreements referred to in Section 3.01(j) of the Company Disclosure Schedule) with respect to the 12 executive officers of the Company identified in Section 3.01(j) of the Company Disclosure Schedule at, and subject to, the times specified therein. Subject to the preceding sentence, Bethlehem agrees to cause the Surviving Corporation, after consummation of the Merger, to pay all amounts provided under such Company Plans and agreements in accordance with their respective terms and to honor, and to cause the Surviving Corporation to honor, all rights, privileges and modifications to or with respect to any such Company Plans or agreements that become effective as a result of such change in control.

          (b) Bethlehem agrees that, for a period of no less than one year after the Effective Time, it shall, or shall cause the Surviving Corporation to, provide employee pension and welfare plans for the benefit of employees and former employees of the Company, that, in the aggregate, are not materially less favorable than the Company Plans in effect immediately prior to the Effective Time. To the extent any benefit plan of Bethlehem (or any plan of the Surviving Corporation) shall be made applicable to any employee or former employee of the Company, Bethlehem shall, or shall cause the Surviving Corporation to, grant to employees and former employees of the Company credit for service with the Company prior to the Effective Time for the purposes of determining eligibility to participate and the employee's nonforfeitable interest in benefits thereunder and, unless a duplication of benefits would thereby result, for calculating benefits (including benefits the amount or level of which is determined by reference to an employee's vesting service) thereunder. In addition, to the extent any Bethlehem Plan (or any plan of the Surviving Corporation) that constitutes a "welfare plan," as defined in Section 3.01(j) hereof, shall be made applicable to any employee or former employee of the Company, Bethlehem shall, or shall cause the Surviving Corporation to, (i) waive all preexisting condition exclusions and waiting periods otherwise applicable to employees and former employees of the Company, except to the extent any such limitations or waiting periods in effect under comparable Company Plans have not been satisfied as of the date such plan is made so applicable and (ii) credit each employee and former employee of the Company for any co-payments and deductibles paid by such employee or former employee under comparable Company Plans prior to the date such plan is made so applicable. Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any Company Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or Bethlehem to offer to continue (other than as required by its terms) any written employment contract.

          SECTION 5.07. Employee Stock Options. At the
Effective Time or such earlier time as is provided in the applicable stock option plan or employee or director stock option or agreement as in effect on the date hereof all Employee Stock Options shall become vested and exercisable in full. At the Effective Time, each of the Employee Stock Options which is outstanding and unexercised at the Effective Time shall be converted automatically into an option to purchase shares of Bethlehem Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the stock option plans of the Company governing the Employee Stock Options (the "Company Stock Option Plans")):

          (1) The number of shares of Bethlehem Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Conversion Number; provided, however, that any fractional shares of Bethlehem Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (2) The exercise price per share under the new option shall be equal to (a) the aggregate exercise price of the original option divided by (b) the total number of shares of Bethlehem Common Stock subject to the option; provided, however, that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any incentive stock options shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as that of the original option, except that all references to the Company shall be deemed to be references to Bethlehem and the vesting of all options shall be accelerated to the Effective Time. Bethlehem shall file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to the Registration Statement as promptly as practicable after the date hereof for purposes of registering all shares of Bethlehem Common Stock issuable after the Effective Time upon exercise of the Employee Stock Options, and shall have such registration statement or post-effective amendment become effective and comply, to the extent applicable, with state securities or blue sky laws with respect thereto at the Effective time.

          SECTION 5.08. Rights Agreement. The Board of
Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(o)) reasonably requested in writing by Bethlehem (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.09. Continuance of Existing
Indemnification Rights. (a) For six years after the Effective Time, Bethlehem shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of: (i) the fact that such Indemnified Person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the DGCL, the Company's Restated Certificate of Incorporation or By-laws or any indemnification agreement in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any such Claim; provided, however, that neither Bethlehem nor the Surviving Corporation shall be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) involving any Claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of Bethlehem or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 5.09. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the Effective Time, Bethlehem shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the case of a final nonappealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified therefor.

          (b) Bethlehem and the Company agree that all rights to indemnification or liabilities, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company's Restated Certificate of Incorporation or By-laws and any indemnification agreement in effect at the date hereof, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights, liabilities and limitations are consistent with the DGCL; provided, however, that in the event any Claim is asserted or made within such six-year period, all such rights, liabilities and limitations in respect of any such Claim shall continue until disposition thereof; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Company's Restated Certificate or Incorporation or By-laws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Bethlehem; provided further that nothing in this Section 5.09 shall impair any rights or obligations of any current or former director or officer of the Company; and provided further that nothing in this Section 5.09 shall require Bethlehem to amend its certificate of incorporation or by-laws.

          (c) Bethlehem or the Surviving Corporation shall maintain the company's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that Bethlehem may substitute therefor policies of substantially similar coverage (including pursuant to Bethlehem's own policy) and amounts containing terms no less advantageous to such former directors or officers; provided further that, subject to the preceding proviso, if the existing D&O Insurance expires or is canceled during such period, Bethlehem or the Surviving Corporation shall use their best efforts to obtain substantially similar D&O Insurance; and provided further that neither Bethlehem nor the Surviving Corporation shall be required to pay an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                  SECTION 5.10. Fees and Expenses. (a) Except as set forth in this Section 5.10, all fees and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Bethlehem shall file any return with respect to and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of the Company's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger. The Company shall cooperate with Bethlehem in the filing of such returns including, in the case of the Company, supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of the Company subject to Real Property Transfer Taxes shall be determined by Bethlehem.

          (b) In the event that (i) a takeover proposal shall have been made known to the Company or any of its subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a takeover proposal and thereafter this Agreement is terminated by either Bethlehem or the Company pursuant to Section 7.01(b)(i) (including without limitation because of the failure to satisfy the condition set forth in Section 6.03(c)), Section 7.01(b)(ii) or Section 7.01(d) or (ii) this Agreement is terminated by the Company pursuant to

Section 7.01(c) then the Company shall promptly pay Bethlehem a fee equal to $13.5 million (the "Termination Fee") payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Bethlehem pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its subsidiaries enters into any Acquisition Agreement or consummates any takeover proposal (for the purposes of the foregoing proviso the terms "Acquisition Agreement" and "takeover proposal" shall have the meanings assigned to such terms in Section 4.02).

          SECTION 5.11. Public Announcements. Bethlehem and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.12. Affiliates. Prior to the Closing Date, the Company shall deliver to Bethlehem a letter identifying all persons who are, at the time this Agreement is submitted for adoption to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Bethlehem on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

          SECTION 5.13. Stock Exchange Listings. Bethlehem shall use all reasonable efforts to cause the shares of Bethlehem Common Stock to be issued in the Merger and under the Stock Plans to be approved for listing on the NYSE and the CSE, subject to official notice of issuance, prior to the Closing Date.

          SECTION 5.14. Shareholder Litigation. The Company shall give Bethlehem the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without

Bethlehem's consent, which consent shall not be unreasonably withheld.

          SECTION 5.15. Merger Sub. Promptly, but in no event later than three business days after the date hereof, (a) Bethlehem shall cause Merger Sub to be formed as a Delaware corporation and its wholly owned subsidiary; (b) Bethlehem shall cause Merger Sub to adopt and execute and become a party to this Agreement, all in accordance with Section 251 of the DGCL; and (c) Bethlehem shall notify the Company of its compliance with the foregoing by written notice delivered in accordance with Section 8.02 hereof.


                          ARTICLE VI

                     Conditions Precedent

          SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approvals. The Company Shareholder
     Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No judgment, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Bethlehem shall have received all state securities or "blue sky" authorizations necessary to issue the Bethlehem Common Stock issuable pursuant to this Agreement.

          (e) Stock Exchange Listings. The shares of
     Bethlehem Common Stock issuable to the Company's shareholders pursuant to this Agreement and under the Stock Plans shall have been approved for listing on the NYSE and the CSE, subject to official notice of issuance.

          SECTION 6.02. Conditions to Obligations of
Bethlehem and Merger Sub. The obligations of Bethlehem and
Merger Sub to effect the Merger are further subject to satisfaction or waiver (by Bethlehem) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The
     representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not have a material adverse effect on the Company, and Bethlehem shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bethlehem shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding, (i) challenging the acquisition by Bethlehem of any shares of capital stock of the Company or the Surviving Corporation, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company or Bethlehem any damages that are material in relation to the Company and its subsidiaries taken as a whole or Bethlehem and its subsidiaries taken as a whole, as applicable, (ii) seeking to prohibit or limit the ownership or operation by the Company, Bethlehem or any of their respective subsidiaries of any material portion of the business or assets of the Company, Bethlehem or any of their respective subsidiaries, or to compel the Company, Bethlehem or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Bethlehem or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Bethlehem to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, (iv) seeking to prohibit Bethlehem or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or (v) which otherwise would reasonably be expected to have a material adverse effect on the Company or Bethlehem. In addition, there shall not be any judgment, order, decree, statute, law, ordinance, rule or regulation, enacted, entered, promulgated or enforced that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) through (v) above.

          (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to the Company.

          SECTION 6.03. Conditions to Obligation of the
Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The
     representations and warranties of Bethlehem set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations expressly relate to an earlier date (in which case as of such date); provided that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not have a material adverse effect on Bethlehem, and the Company shall have received a certificate signed on behalf of Bethlehem by the chief executive officer of Bethlehem and the chief financial officer of Bethlehem to such effect.

          (b) Performance of Obligations of Bethlehem.
     Bethlehem shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Bethlehem by the chief executive officer of Bethlehem and the chief financial officer of Bethlehem to such effect.

          (c) Average Market Price. The Average Market Price shall be greater than or equal to $6.906.

          (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Bethlehem.


                         ARTICLE VII

              Termination, Amendment and Waiver

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

          (a) by mutual written consent of Bethlehem and the Company;

          (b) by either Bethlehem or the Company:

               (i) if the Merger shall not have been
          consummated on or before June 30, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 30 calendar days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling, injunction or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Company Shareholders Meeting;

               (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholders
          Meeting duly convened therefor;

               (iii) if any Governmental Entity shall have issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling, injunction or other action shall have become final and nonappealable; or

               (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which
          (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) or Section 6.03(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

          (c) by the Company in accordance with Section
     4.02(b); provided that it has complied with all provisions thereof and that it complies with the applicable requirements of Section 5.10; or

          (d) by Bethlehem if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Bethlehem its approval or recommendation of the Merger or this Agreement, or approved or recommended any superior proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Bethlehem as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Bethlehem, Merger Sub or the Company, other than the provisions of Section 3.01(p),
Section 3.02(j), the last sentence of Section 5.04, Section 5.10, this Section 7.02 and

Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to
Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require action by its Board of Directors or, with respect to any amendment to this Agreement, to the extent permitted by applicable law, a duly authorized committee of its Board of Directors.


                         ARTICLE VIII

                      General Provisions

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section
8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Bethlehem or Merger Sub, to

                Bethlehem Steel Corporation
                1170 Eighth Avenue
                Bethlehem, PA 18016

                Fax:  (610) 694-1500

                Attention:  Stephen J. Selden

                with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, New York 10019
                Attention:  Robert A. Kindler

                Fax:  (212) 474-3700; and

          (b) if to the Company, to

                Lukens Inc.
                50 South First Avenue
                Coatesville, PA 19320

                Fax:  (610) 383-2004

                Attention:  William D. Sprague, Vice
                President and General Counsel


                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                One Rodney Square
                P.O. Box 636
                Wilmington, DE  19899
                Attention:  Steven J. Rothschild

                Fax:  (302) 651-3001


          SECTION 8.03. Definitions. For purposes of this
Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Bethlehem, any change, effect, event or occurrence that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to the United States economy in general or to the Company's or Bethlehem's, as applicable, industry or industries in general;

          (c) "person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (e) a "significant subsidiary" of any person means any subsidiary of such person that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC;

          (f) "takeover proposal" has the meaning assigned thereto in Section 4.02(a);

          (g) "superior proposal" has the meaning assigned thereto in Section 4.02(b); and

          (h) "Taxes" has the meaning assigned thereto in
     Section 3.01(k)(iv).

          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06(a) and Section 5.09, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.09. Disclosure Schedules. Matters reflected on the Company Disclosure Schedule and the Bethlehem Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Company Disclosure Schedule or the Bethlehem Disclosure Schedule, as the case may be. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

          SECTION 8.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, Bethlehem and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                BETHLEHEM STEEL CORPORATION

                                  by  /s/ Curtis H. Barnette
                                   --------------------------
                                    Name:  Curtis H. Barnette
                                    Title: Chairman and Chief
                                            Executive Officer


                                LUKENS INC.

                                  by  /s/ R. W. Van Sant
                                   --------------------------
                                    Name:  R. W. Van Sant
                                    Title: Chairman and Chief
                                            Executive Officer

                                                    EXHIBIT A
                          TO THE AGREEMENT AND PLAN OF MERGER



                   Form of Affiliate Letter

Dear Sirs:

          The undersigned, a holder of shares of common stock, par value $.01 per share ("Company Common Stock"), or Lukens Series B Preferred Stock ("Company Preferred Stock") of Lukens Inc., a Delaware corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of December 15, 1997, between Bethlehem Steel Corporation, a Delaware corporation ("Bethlehem") and the Company, a subsidiary of Bethlehem ("Merger Sub") will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive common stock, par value $1.00 per share ("Bethlehem Common Stock"), of Bethlehem.

          If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Bethlehem Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Bethlehem will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Bethlehem Common Stock by the undersigned.

          The undersigned hereby represents to and covenants with Bethlehem that the undersigned will not sell, assign or transfer any of the Bethlehem Common Stock received by the undersigned in exchange for shares of Company Common Stock or Company Preferred Stock in connection with the Merger except
(i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Bethlehem or other counsel reasonably satisfactory to Bethlehem (it being expressly agreed that Skadden, Arps, Slate, Meagher & Flom LLP shall be considered reasonably satisfactory for all purposes under this Agreement) or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

          In the event of a sale or other disposition by the undersigned of Bethlehem Common Stock pursuant to Rule 145, the undersigned will supply Bethlehem with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto (or other reasonably satisfactory documentation evidencing compliance with Rule 145) and the opinion of counsel or no-action letter referred to above. The undersigned understands that Bethlehem may instruct its transfer agent to withhold the transfer of any Bethlehem Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Bethlehem shall cause the transfer agent to effectuate the transfer of the Bethlehem Common Stock sold as indicated in such letter.

          Bethlehem covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Bethlehem Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

          The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Bethlehem Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Bethlehem from counsel reasonably satisfactory to Bethlehem to the effect that such legends are no longer required for purposes of the Securities Act.

          There will be placed on the certificates for Bethlehem Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies.
     The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the

     Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Bethlehem Common Stock and (ii) the receipt by Bethlehem of this letter is an inducement to Bethlehem's obligations to consummate the Merger.


                              Very truly yours,



Dated:

                                                      ANNEX I
                                                 TO EXHIBIT A

[Name]                                               [Date]

     On        , the undersigned sold the securities of
Bethlehem Steel Corporation ("Bethlehem") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of a subsidiary of Bethlehem with and into Lukens Inc., a Delaware corporation.

     Based upon the most recent report or statement filed by Bethlehem with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of
Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                               Very truly yours,



  [Space to be provided for description of the Securities.]